Exhibit 4.11

Service Contract

BHP Billiton Limited

ABN 49 004 028 077

BHP Billiton PLC

Charles W. Goodyear

21 August 2003

CONTENTS

1.	INTERPRETATION

	1.1	Definitions
	1.2	Rules for interpreting this deed
	1.3	BHP Billiton

2.	APPOINTMENT AND TERM

	2.1	Appointment
	2.2	Location
	2.3	Term

3.	RESPONSIBILITIES

	3.1	Accountability
	3.2	Officer of other corporations
	3.3	Outside directorships

4.	REMUNERATION AND BENEFITS

	4.1	Base salary
	4.2	Payment in lieu of retirement benefits
	4.3	Incentives
	4.4	Death in service and disability benefits
	4.5	Health care
	4.6	Out-of-pocket expenses
	4.7	Relocation assistance
	4.8	Annual review of remuneration and benefits
	4.9	UK Services

5.	ANNUAL LEAVE

6.	RESTRAINT

	6.1	Prohibition
	6.2	Exceptions

7.	CONFIDENTIAL INFORMATION

	7.1	Use of Confidential Information
	7.2	Exceptions
	7.3	Continuation

8.	TERMINATION OF EMPLOYMENT

	8.1	Notice of termination by BHP Billiton
	8.2	Termination for cause by BHP Billiton
	8.3	Resignation by Mr Goodyear

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	8.4	Death, protracted illness or disablement
	8.5	Accrued benefits
	8.6	Return to USA
	8.7	Complete statement of entitlements
	8.8	Resignation from offices consequent upon termination
	8.9	Re-delivery of property and documents
	8.10	Post-employment restraint
	8.11	Payments subject to law

9.	NOTICES

10.	GENERAL

	10.1	Governing law
	10.2	Severability

ii.

SERVICE CONTRACT

DATE 21 August 2003

PARTIES

BHP Billiton Limited ABN 49 004 028 077 (Limited)

BHP Billiton PLC of Neathouse Place, London SW1V1BH, United Kingdom, a company registered under the laws of England and Wales (PLC)

Charles W. Goodyear of c/- BHP Billiton Group, 600 Bourke Street Melbourne, Victoria, Australia (Mr Goodyear)

RECITALS

A.	BHP Billiton Limited and BHP Billiton PLC, having formed a dual listed company structure on 29 June 2001, operate as if they were a single unified economic entity, through boards of directors which comprise the same individuals and a unified senior executive management.

B.	The directors of BHP Billiton Limited and BHP Billiton PLC must, in addition to their duties to the company concerned, have regard to the interests of the holders of ordinary shares in BHP Billiton Limited and the holders of ordinary shares in BHP Billiton PLC as if the two companies were a single unified economic entity and for that purpose the directors of each company take into account in the exercise of their powers the interests of the shareholders of the other.

C.	On 5 January 2003, the Boards of Directors of BHP Billiton Limited and BHP Billiton PLC appointed Mr Goodyear as Chief Executive Officer of the BHP Billiton Group.

D.	Mr Goodyear is also a director of BHP Billiton Limited and BHP Billiton PLC.

E.	This deed sets out the terms and conditions on which Mr Goodyear holds the office of Chief Executive Officer of the BHP Billiton Group and is employed by BHP Billiton.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this deed.

Additional Benefits Letter means the letter dated on or about the date of this deed from BHP Billiton to Mr Goodyear that describes, among other things, Mr Goodyear’s death in service, disability and spouse’s and children’s benefits.

Associate, in relation to Mr Goodyear, includes:

(a)	his Relatives;

(b)	any Controlled Entity of Mr Goodyear.

BHP Billiton means Limited and PLC.

BHP Billiton Group means Limited, PLC and their respective Controlled Entities.

Confidential Information means all trade secrets and all information about the affairs or business of the BHP Billiton Group (or any member of it) including information about internal systems and procedures, strategies, market information, business practices, clients, employees, business plans or marketing plans.

Controlled Entity, in relation to Limited, PLC or Mr Goodyear, means an entity that is controlled by BHP Billiton (or Limited or PLC) or Mr Goodyear (or, in the case of Mr Goodyear, any Relative of Mr Goodyear), as the case may be, within the meaning of section 50AA of the Corporations Act 2001 (Cth).

Entity means a body corporate, partnership, unincorporated body or association or trust (and includes, in the case of a trust, the trustee of the trust).

Group Incentive Scheme means Limited’s or PLC’s Group Incentive Scheme (as varied or replaced from time to time), as applicable.

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Group Vice-President Human Resources means the officer of the BHP Billiton Group holding that office or, if there is no such officer, such other person who from time to time has overall responsibility for human resources within the BHP Billiton Group.

Limited Board means the Board of Directors of Limited.

PLC Board means the Board of Directors of PLC.

Relatives, in relation to Mr Goodyear, means his spouse, parents, children and other descendants, and his siblings.

1.2	Rules for interpreting this deed

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this deed, except where the context makes it clear that a rule is not intended to apply.

(a)	A singular word includes the plural, and vice versa.

(b)	A word which suggests one gender includes the other genders.

(c)	If a word is defined, another part of speech has a corresponding meaning.

(d)	A reference to a person includes any Entity, authority, state or government.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)	The word subsidiary has the same meaning as in the Corporations Act 2001 (Cth).

1.3	BHP Billiton

The obligations of BHP Billiton under this deed bind Limited and PLC jointly and each of them severally.

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2.	APPOINTMENT AND TERM

2.1	Appointment

BHP Billiton confirms the appointment of Mr Goodyear as Chief Executive Officer of the BHP Billiton Group with effect from 5 January 2003. Mr Goodyear confirms acceptance of that appointment.

2.2	Location

For so long as he holds the office of Chief Executive Officer of the BHP Billiton Group, Mr Goodyear will be based in Melbourne, Australia and will relocate to Melbourne on a date to be agreed between the parties.

2.3	Term

Mr Goodyear’s term of appointment as Chief Executive Officer of the Billiton Group will continue until his employment with BHP Billiton is terminated under clause 8.

3.	RESPONSIBILITIES

3.1	Accountability

(a)	Mr Goodyear must perform the duties of the office of Chief Executive Officer of the BHP Billiton Group. He will be accountable to the Limited Board and the PLC Board for the performance of his duties and the exercise of his powers.

(b)	Mr Goodyear must perform the duties and exercise the powers assigned to or vested in him by the Limited Board and the PLC Board from time to time, and comply with all lawful orders and instructions given by the Limited Board and the PLC Board (including all rules, regulations and policies which are established by Limited or PLC).

3.2	Officer of other corporations

If BHP Billiton reasonably requires, Mr Goodyear must perform services and hold office not only for Limited and PLC but also for any of their respective Controlled Entities that the Limited Board or the PLC Board may nominate from time to time.

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3.3	Outside directorships

Subject to clause 3.2 above, Mr Goodyear will not be a director of any other Entity (other than a wholly-owned member of the BHP Billiton Group) while employed by BHP Billiton, without the prior written consent of the Chairman of Limited or PLC.

4.	REMUNERATION AND BENEFITS

4.1	Base salary

Mr Goodyear’s gross (before tax) base salary will be US$1,250,000 per annum payable by BHP Billiton in equal fortnightly instalments during the term of his employment.

4.2	Payment in lieu of retirement benefits

Mr Goodyear’s remuneration will also include such further sum per annum (referred to as the “retirement sum”) calculated and payable in accordance with the Additional Benefits Letter (which sum as at the date of this deed is US$600,000 per annum) payable by BHP Billiton in equal fortnightly instalments during the term of his employment (or otherwise as specified in accordance with the provisions of the Additional Benefits Letter), in lieu of retirement benefits being provided to Mr Goodyear. To avoid doubt, Mr Goodyear acknowledges and agrees that remuneration payable under this clause 4.2 is taken not to form part of his “Gross Salary” for the purposes of the Group Incentive Scheme.

4.3	Incentives

Mr Goodyear is entitled to participate in the Group Incentive Scheme, subject to the rules of that Scheme.

4.4	Death in service and disability benefits

BHP Billiton must provide death in service benefits and ill-health retirement benefits, as described in the Additional Benefits Letter.

4.5	Health care

(a)	During the term of his employment, BHP Billiton will reimburse Mr Goodyear for the cost of obtaining private health insurance covering Mr Goodyear and his wife and dependent children, subject to Mr Goodyear obtaining the prior approval of

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BHP Billiton to the incurring of such cost (such approval not to be unreasonably withheld). To avoid doubt, this reimbursement will cease on termination or retirement.

(b)	If any tax or duty is payable by Mr Goodyear in respect of a reimbursement under paragraph 4.5(a), BHP Billiton must pay (in addition to the amount reimbursed under paragraph 4.5(a)) an amount sufficient to ensure that after Mr Goodyear pays that tax or duty, Mr Goodyear retains the benefit of a net sum equal to the amount otherwise payable under paragraph 4.5(a).

4.6	Out-of-pocket expenses

(a)	BHP Billiton will:

(i)	pay all business related travel and accommodation expenses of Mr Goodyear in accordance with BHP Billiton’s travel policy from time to time; and

(ii)	on presentation of proper records such as invoices and receipts reasonably required by BHP Billiton, reimburse Mr Goodyear for all telephone, entertainment and other out-of-pocket expenses properly incurred in the performance of his duties as Chief Executive Officer of the BHP Billiton Group.

(b)	If any tax or duty is payable by Mr Goodyear in respect of a payment or reimbursement under paragraph 4.6(a), BHP Billiton must pay (in addition to the amount reimbursed under paragraph 4.6(a)) an amount sufficient to ensure that after Mr Goodyear pays that tax or duty, Mr Goodyear retains the benefit of a net sum equal to the amount otherwise payable under paragraph 4.6(a).

4.7	Relocation assistance

(a)	Subject to paragraphs (b) and (c) below, BHP Billiton Group’s International Mobility Policy (as varied and replaced from time to time) shall be applied in relation to the relocation of Mr Goodyear and his family from London to Melbourne.

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(b)	Despite anything in the terms of BHP Billiton Group’s International Mobility Policy:

(i)	the cap in section 6.3.9 of such Policy on reimbursement of transaction costs for the purchase and sale of private residence shall not apply in respect of Mr Goodyear; and

(ii)	BHP Billiton will pay or procure payment of all costs incurred by Mr Goodyear in connection with the preparation of Mr Goodyear’s tax returns and the tax returns of his spouse and dependent children during the term of his employment, subject to Mr Goodyear otherwise complying with the Policy in respect of preparation of those returns; and

(iii)	BHP Billiton will pay or will procure payment of all reasonable costs incurred by Mr Goodyear during the term of his employment in relation to the storage of any household goods which are not relocated to Australia.

(c)	Subject to paragraph (d), if any tax or duty is payable by Mr Goodyear in respect of a reimbursement or payment made to Mr Goodyear pursuant to the International Mobility Policy (as it applies to Mr Goodyear), BHP Billiton must pay (in addition to the amount reimbursed or paid under the Policy) an amount sufficient to ensure that after Mr Goodyear pays that tax or duty, Mr Goodyear retains the benefit of a net sum equal to the amount otherwise payable under the Policy (as it applies to him).

(d)	Paragraph (c) does not apply in respect of any relocation allowance paid to Mr Goodyear under BHP Billiton Group’s International Mobility Policy.

4.8	Annual review of remuneration and benefits

BHP Billiton will review the amount of Mr Goodyear’s annual remuneration and benefits at least once in each year during the term of his employment. However, BHP Billiton will be under no obligation to increase Mr Goodyear’s remuneration or benefits following that review.

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4.9	UK Services

The parties agree and acknowledge that US$500,000 of Mr Goodyear’s remuneration (such amount to be reviewed at least annually as part of the review referred to in clause 4.8) shall be referrable to services rendered in the United Kingdom to PLC by Mr Goodyear, but not services rendered to PLC and its Controlled Entities outside the United Kingdom.

5.	ANNUAL LEAVE

Mr Goodyear is entitled to public holidays, and to 30 business days’ leave in each year of his employment, on full remuneration. The annual leave in each year is to be taken at a time or times mutually convenient to BHP Billiton and Mr Goodyear (or as directed by BHP Billiton). Annual leave may be accumulated from year to year in accordance with BHP Billiton Group’s applicable policies from time to time.

6.	RESTRAINT

6.1	Prohibition

Except as required or permitted under clause 3 or with the prior permission of the Chairman of Limited or PLC, Mr Goodyear must not:

(a)	undertake any trade, business or profession;

(b)	become an officer, employee, agent, consultant, adviser or contractor of any person; or

(c)	be concerned or interested in another business,

while he is employed by BHP Billiton.

6.2	Exceptions

Clause 6.1 does not prohibit Mr Goodyear investing in:

(a)	securities of a corporation which does not carry on business similar to or in competition with any member of the BHP Billiton Group; or

(b)	up to 5% of the securities of any corporation if those securities are quoted on a stock exchange; or

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(c)	an investment fund provided that neither the fund nor its investment manager (if any) is a Controlled Entity of Mr Goodyear and none of Mr Goodyear and his Associates participates in decision-making by the fund, or has the right to direct the fund to acquire or dispose of particular securities.

7.	CONFIDENTIAL INFORMATION

7.1	Use of Confidential Information

Subject to clause 7.2, Mr Goodyear must not, and must use best endeavours to ensure that third parties do not, directly or indirectly:

(a)	disclose to any other person any Confidential Information; or

(b)	use Confidential Information in any manner which is not in the proper course of the duties set out in this deed and for the benefit of the BHP Billiton Group.

7.2	Exceptions

Clause 7.1 does not apply to Confidential Information:

(a)	disclosed with the consent of Limited or PLC;

(b)	disclosed as required by law; or

(c)	which has come into the public domain otherwise than by breach of a provision of this deed.

7.3	Continuation

Clause 7 continues to apply after Mr Goodyear’s employment is terminated or otherwise ceases.

8.	TERMINATION OF EMPLOYMENT

8.1	Notice of termination by BHP Billiton

BHP Billiton will be entitled to terminate Mr Goodyear’s employment by giving Mr Goodyear not less than 12 months’ written notice, or immediately by paying him

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12 months’ base salary and retirement sum (calculated at the rate payable to Mr Goodyear at the date of notice) instead of giving him notice.

8.2	Termination for cause by BHP Billiton

BHP Billiton will be entitled to terminate Mr Goodyear’s employment immediately should Mr Goodyear:

(a)	become bankrupt or make an arrangement or composition with his creditors; or

(b)	wilfully commit any breach of a provision of this deed; or

(c)	commit any act of fraud, dishonesty or other serious misconduct; or

(d)	vacate office as a director of Limited or PLC under a provision of Limited’s or PLC’s constitution.

Except as set out in clause 8.5, Mr Goodyear will not be entitled to any compensation if his employment is terminated under the provisions of this clause 8.2.

8.3	Resignation by Mr Goodyear

(a)	Mr Goodyear is entitled to resign from his employment by giving BHP Billiton not less than 3 months’ written notice.

(b)	If Mr Goodyear gives notice of his resignation under paragraph (a), BHP Billiton will be entitled (instead of retaining Mr Goodyear in its service for part or all of the period of notice) to require Mr Goodyear to resign as from an earlier date notified to him by BHP Billiton. If BHP Billiton does so, it must pay Mr Goodyear an amount equal to his base salary and retirement sum (calculated at the rate payable to Mr Goodyear at the date of notice) for the period between the date on which Mr Goodyear’s resignation takes effect and the date of expiry of the original notice period.

(c)	A payment made under this clause will constitute satisfaction of BHP Billiton’s obligation to employ Mr Goodyear during the original notice period.

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8.4	Death, protracted illness or disablement

If Mr Goodyear becomes unable to perform his duties due to illness or injury for:

(a)	a period or periods totalling more than 4 months in any year, BHP Billiton is entitled to suspend payment of his salary and other benefits in respect of any period in excess of 3 months during which Mr Goodyear is unable to perform his duties; and

(b)	a period exceeding 4 consecutive months, BHP Billiton is entitled to terminate Mr Goodyear’s employment with immediate effect (and except as set out in clauses 4.4 (Death in Service and Disability Benefits) and 8.5 (Accrued Benefits), Mr Goodyear will not be entitled to any compensation in this circumstance).

8.5	Accrued benefits

If Mr Goodyear’s employment is terminated for any reason, BHP Billiton will pay to Mr Goodyear all remuneration and benefits payable up to and including the date of termination and any amount due for accrued holiday pay and pro rata holiday pay for an incomplete year.

BHP Billiton must also pay to Mr Goodyear any other amount to which he is entitled (including expenses under clause 4.6) up to and including the date of termination, including any accrued entitlement he may then have under the rules of any BHP Billiton Retirement Savings Plan in which he participates.

8.6	Return to USA

(a)	Reimbursement for certain expenses

BHP Billiton must reimburse Mr Goodyear for:

(i)	the cost of his and his spouse’s and dependent children’s airfares; and

(ii)	reasonable expenses incurred in transporting his and his spouse’s and dependent children’s belongings,

to the United States of America in connection with their permanent relocation to the United States of America following termination of his employment, provided

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that the invoices or receipts for such airfares and expenses are provided to BHP Billiton within 12 months after termination of Mr Goodyear’s employment.

(b)	Gross-up

If any tax or duty is payable by Mr Goodyear in respect of a reimbursement under paragraph (a), BHP Billiton must pay (in addition to the amount reimbursed under paragraph (a)) an amount sufficient to ensure that after Mr Goodyear pays that tax or duty, Mr Goodyear retains the benefit of a net sum equal to the amount otherwise payable under paragraph (a).

8.7	Complete statement of entitlements

To avoid any misunderstanding, Mr Goodyear acknowledges and agrees that the entitlements set out in this deed are intended to be an exhaustive statement of his entitlements in each circumstance of termination, except for any rights which he has or may have under the rules of the Group Incentive Scheme or any BHP Billiton Retirement Savings Plan in which he participates (or any other plans in which he is participating at the time of termination) as they apply to him at the time of termination.

8.8	Resignation from offices consequent upon termination

(a)	Mr Goodyear acknowledges and agrees that under the constitution of Limited and the articles of association of PLC, if Mr Goodyear ceases to be employed by Limited or PLC, his offices as director of Limited and PLC are terminated.

(b)	Upon termination of his employment, Mr Goodyear must immediately and without claim for any compensation, resign from office as a director of all other members of the BHP Billiton Group and of any other entity to which he has been nominated or appointed by Limited or PLC.

8.9	Re-delivery of property and documents

Immediately upon Mr Goodyear’s employment being terminated, Mr Goodyear must deliver to BHP Billiton:

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(a)	all property belonging to any member of the BHP Billiton Group that Mr Goodyear has in his possession, custody or control (for example, cards, keys, equipment, computers, faxes, telephones); and

(b)	anything on which Confidential Information is recorded (including documents, tapes, computer disks and computer records) that Mr Goodyear has in his possession, custody or control (including all copies).

8.10	Post-employment restraint

(a)	For the purpose of this clause:

(i)	a “Restricted Employee” is an employee of a member of the BHP Billiton Group:

(A)	whose responsibilities include reporting directly to the Chief Executive Officer of BHP Billiton (“CEO Direct Report”); or

(B)	whose responsibilities include reporting directly to any CEO Direct Report; or

(C)	who, as at the date of termination of Mr Goodyear’s employment or in the 12 months preceding that date, occupies or occupied a CEO Role within BHP Billiton or is or was a Level 1 or Level 2 Successor to a CEO Role.

(ii)	an employee occupies a CEO Role within BHP Billiton if the Group Vice-President Human Resources (or his or her delegate) notifies Mr Goodyear that the employee occupies a CEO Role;

(iii)	an employee is a Level 1 or Level 2 Successor to a CEO Role if the employee is included in a succession planning chart maintained by the Group Vice-President Human Resources (or his or her delegate) as such a person and Mr Goodyear is notified of that fact.

(b)	Mr Goodyear must not represent himself or hold himself out as being connected with or involved in any business of the BHP Billiton Group (or any member of it)

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after his employment is terminated and, (subject to paragraph (d) below) for a period of 6 months after his employment is terminated, he must not:

(i)	be concerned or interested, directly or indirectly, in any business which is similar to or competitive with any material business of the BHP Billiton Group (including as an officer, employee, contractor or adviser); or

(ii)	seek to engage or engage the services of any Restricted Employee.

(c)	The restraint in paragraph (b) does not prohibit Mr Goodyear investing in:

(i)	securities of a corporation which does not carry on business similar to or in competition with any member of the BHP Billiton Group; or

(ii)	up to 5% of the securities of any corporation if those securities are quoted on a stock exchange; or

(iii)	an investment fund provided that neither the fund nor its investment manager (if any) is a Controlled Entity of Mr Goodyear and none of Mr Goodyear and his Associates participates in decision-making by the fund, or has the right to direct the fund to acquire or dispose of particular securities.

8.11	Payments subject to law

BHP Billiton must take all reasonable steps and do all reasonable things to obtain any consent or approval necessary to authorise the making of the payments under this clause 8 without contravening any applicable law or any listing rule that applies to Limited or PLC from time to time. Nothing in this deed requires Limited, PLC or Mr Goodyear to breach any such applicable law or listing rule.

9.	NOTICES

(a)	A notice, consent or other communication under this deed is only effective if it is in writing, signed and either left at the addressee’s address or sent to the addressee by mail or fax. If it is sent by mail within Australia, it is taken to have been received 3 business days after it is posted. If it is sent by mail outside of Australia, it is taken to have been received 10 business days after it is posted. If it is sent by

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fax, it is taken to have been received when the addressee actually receives it in full and in legible form.

(b)	A person’s address and fax number are those set out below, or as the person notifies the sender:

BHP Billiton Limited

Address: 600 Bourke Street, Melbourne, Victoria, 3000, Australia

Fax number: 61 3 9609 3289

Attention: Company Secretary

BHP Billiton PLC

Address: 600 Bourke Street, Melbourne, Victoria, 3000, Australia

Fax number: 61 3 9609 3289

Attention: Company Secretary

Mr Goodyear

Address: c/- BHP Billiton Group, 600 Bourke Street Melbourne, Victoria, 3000,

Australia

Fax number: 61 3 9609 3347

(c)	For the purpose of this deed, a notice, consent or other communication given under this deed by or to Limited or PLC to or by (as the case may be) Mr Goodyear is to be taken also to have been given by or to the other of Limited or PLC.

10.	GENERAL

10.1	Governing law

(a)	This deed is governed by the law in force in the State of Victoria, Australia.

(b)	Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in the State of Victoria, and any court that may hear appeals from any of those courts, for any proceedings in connection with this deed, and waives any right it might have to claim that those courts are an inconvenient forum.

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10.2	Severability

Any provision of this deed which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this deed enforceable, unless this would materially change the intended effect of this deed.

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EXECUTED as a deed

EXECUTED by BHP BILLITON LIMITED:

/s/ DON R. ARGUS	/s/ KAREN J. WOOD
Signature of director	Signature of secretary

DON R. ARGUS	KAREN J. WOOD
Name	Name

EXECUTED by BHP BILLITON PLC:

/s/ JOHN G.S. BUCHANAN	/s/ ELIZABETH A. HOBLEY
Signature of director	Signature of deputy secretary

JOHN G.S. BUCHANAN	ELIZABETH A. HOBLEY
Name	Name

SIGNED, SEALED AND DELIVERED by CHARLES W. GOODYEAR in the presence of:	/s/ CHARLES W. GOODYEAR
Signature of party

/s/ KAREN J. WOOD
Signature of witness

KAREN J. WOOD
Name

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